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                                                                    Exhibit 23.4

                          INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the caption "Experts" in this Amendment No. 2 to the Registration Statement of ENERSIS S.A. on Form F-4 and to the incorporation by reference therein of our report dated January 23, 2004, except for Notes 32 and 34 which the date is May 1, 2004 with respect to the consolidated financial statements of Empresa Nacional de Electricidad S.A. (Endesa-Chile) and subsidiaries as of and for the year ended December 31, 2003 included in the Endesa-Chile Annual Report on Form 20-F for 2003 filed with the Securities and Exchange Commission.

ERNST & YOUNG LTDA.

Santiago, Chile
June 25, 2004